Exhibit 99.1

Q4 2020 Shareholder Letter

SQUARE.COM/INVESTORS

CASH APP'S UNIQUE BOOSTS DRIVE ENGAGEMENT

Highlights

In the fourth quarter of 2020, we achieved gross profit of $804 million, up 52% year over year. Cash App delivered strong growth, with gross profit up 162% year over year, to $377 million. Our Seller ecosystem generated gross profit of $427 million, up 13% year over year.

Cash App continued to drive strong acquisition of new customers and retain its existing base: In December, Cash App had more than 36 million monthly transacting active customers, up more than 50% year over year.[1]

Our Seller ecosystem continued to grow upmarket and attract omnichannel sellers: In the fourth quarter of 2020, GPV from omnichannel and online sellers represented more than half of total Seller GPV, up from one-third two years ago.

In the fourth quarter of 2020, total net revenue was $3.16 billion, up 141% year over year, and, excluding bitcoin revenue, total net revenue was $1.40 billion, up 23% year over year.

1. Cash App monthly transacting actives include Verse monthly transacting actives, which is immaterial to the total.

In the first quarter of 2020, net income (loss) and Adjusted EBITDA were significantly affected by an increase in provisions for transaction and loan losses as a result of the anticipated impact of COVID-19. Transaction and loan loss expenses were $109 million in the first quarter of 2020, which was an increase of $77 million compared to the fourth quarter of 2019. Transaction and loan loss expenses were $38 million in the second quarter of 2020. In the third and fourth quarters of 2020, transaction and loan loss expenses were $15 million and $16 million, and benefited from a release of $40 million and $43 million, respectively, of existing provisions for transaction losses in our Seller business related to prior quarters, which increased Adjusted EBITDA during each period.

The following items affected net income (loss) per share during the respective periods. In the fourth quarter of 2019, we completed the sale of Caviar to DoorDash, which resulted in a gain of $373 million. In the second quarter of 2020, we recognized a gain of $21 million related to observable price changes for non-marketable equity investments. In the fourth quarter of 2020, we recognized a gain of $274 million related to equity investments, driven primarily by a gain of $255 million as a result of the mark-to-market valuation of our DoorDash investment.

A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

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ON THE COVER

Cash App offers several types of Boosts rewarded to Cash Card customers. In addition to standard discounts, this program allows customers to unlock unique Boosts through greater engagement, receive rewards paid in bitcoin, and receive special Boosts after direct-depositing their paychecks into Cash App.

SELLER HIGHLIGHT

NaanStop in Atlanta, Georgia. NaanStop uses Square Point of Sale, Square Loyalty, Square Marketing, Square Online, and Square Stand for contactless and chip.

February 23, 2021

To Our Shareholders

Throughout 2020 we were guided by our purpose of economic empowerment. Across both ecosystems, we pivoted our product roadmaps and prioritized new investments to best help customers adapt during the pandemic. We also furthered our ongoing commitment to building a more inclusive and sustainable foundation for our global business, such as sharing plans to invest $100 million in minority and underserved communities, announcing our plans to be net-zero carbon for operations by 2030, and launching the Bitcoin Clean Energy Investment Initiative.

In the fourth quarter of 2020, gross profit grew 52% year over year to $804 million. Our Cash App ecosystem delivered strong gross profit growth of 162% year over year. In our Seller ecosystem, gross profit was up 13% year over year in the fourth quarter. For the full year of 2020, gross profit grew 45% year over year to $2.73 billion. Cash App generated $1.23 billion in gross profit, up 168% year over year, and our Seller ecosystem generated $1.51 billion in gross profit, up 8% year over year.

We see compelling opportunities to increase our investments across our Cash App and Seller ecosystems. In 2021, we are focusing our investments on customer acquisition and product innovation. We have achieved attractive returns on our sales and marketing investments as customers have turned to our ecosystems to help them in dynamic environments, and we intend on continuing to expand and strengthen our product offerings. We believe our ecosystems can reach customers in new markets and see significant opportunities to invest behind long-term growth. Our purpose continues to guide our business and our investments—we remain committed to the work ahead.

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A transacting active Cash App customer has at least one financial transaction using any product or service within Cash App during the specified period. A transacting active customer for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active.

1. Cash App’s cost of acquisition refers to paid marketing (including advertising, referral fees, and brand spend) divided by the number of net-new transacting active customers.

Gross profit per monthly transacting active customer is calculated based on Cash App annualized gross profit during a given quarter divided by the monthly transacting active customers for the last month of the quarter.

Cash Boost is a unique instant rewards program embedded within the Cash Card product that offers personalized rewards to customers with a goal of incentivizing engagement in the broader Cash App ecosystem.

2. Cash Card customers adopted Boost within their first month at a higher rate compared to the prior year.

CASH APP ECOSYSTEM

Cash App continued to drive strong acquisition of new customers and retain its existing base: In December, Cash App had more than 36 million monthly transacting active customers, up more than 50% year over year.

Growing our network of customers

We continued to focus on efficiently scaling Cash App’s network. In December, Cash App reached more than 36 million monthly transacting active customers, up more than 50% year over year. Peer-to-peer payments remained a primary driver of customer acquisition: In 2020, customers sent funds to more individuals and more frequently, driving a nearly 50% increase in peer-to-peer transactions sent per customer compared to the prior year. These network effects have complemented our paid marketing campaigns, allowing us to maintain a low acquisition cost of fewer than $5 in 2020 for a new transacting active customer.1 We intend to further scale our marketing investments and bring customers back into our ecosystem: More than 80 million customers have ever transacted with Cash App, and we see an opportunity to reengage many of these customers as we expand our network and launch new products.

Broadening engagement across the platform

We believe Cash App’s ecosystem is a key differentiator as customers find increased utility in our ecosystem: In 2020, customer adoption beyond peer to peer increased across all of our products compared to the prior year, and we saw new customers adopt products like Cash Card and bitcoin within their first month at a higher rate. With greater product adoption, we’ve seen increased engagement and monetization: Gross profit per monthly transacting active customer reached $41 in the fourth quarter, up approximately 70% year over year.

Boost has been a powerful tool to drive Cash Card adoption and increase customer engagement: In the fourth quarter, new Cash Card customers adopted Boost at a higher rate, and Boost actives spent approximately 2x more than other Cash Card customers.2 Boost allows us to personalize rewards for customers in real time while also providing broader utility for Cash Card. We have recently expanded our Boosts, enabling unique rewards that drive engagement with other products in our ecosystem. In the fourth quarter, we launched a Boost that allows customers to earn bitcoin instantly on Cash Card purchases, and a special Boost, which customers unlock after receiving their first paychecks into Cash App.

Cash App monthly transacting actives have scaled more than 10x over the past four years to more than 36 million at the end of 2020.

Acquisition cost of fewer than $5

Peer-to-peer network effects have complemented our paid marketing investments, which allowed us to maintain a low cost of acquisition of fewer than $5 in 2020, and historical Cash App cohorts generated strong return on investment of 6x or greater over three years.

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Increased bitcoin adoption

We have focused on making bitcoin more accessible for our Cash App customers by providing a streamlined onboarding process, fast settlement, and the ability to buy, sell, and transfer bitcoin easily. Since its launch, we have seen meaningful adoption of our bitcoin product: In 2020, more than three million customers purchased or sold bitcoin on Cash App, and, in January 2021, more than one million customers purchased bitcoin for the first time. Furthermore, in the fourth quarter of 2020, bitcoin volumes per customer were up more than 2.5x year over year, primarily driven by buying activity, as existing customers continued to buy bitcoin and new adopters bought even greater volumes of bitcoin. Bitcoin has helped increase gross profit per active customer and engagement in our broader ecosystem as bitcoin actives use other products, such as Cash Card and direct deposit, more frequently compared to the average Cash App customer.

3 million bitcoin active customers in 2020

We believe Cash App is the easiest way to get started buying bitcoin. In the fourth quarter, we saw more customers adopting bitcoin on their first day of onboarding than ever before. In January 2021, more than one million customers purchased bitcoin for the first time.

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Seller GPV (Gross Payment Volume) represents payment volume from our Seller ecosystem. Seller GPV is composed of the total dollar amount of all card payments processed by sellers using Square, net of refunds, and does not include GPV from our Cash App ecosystem.

An omnichannel seller is defined as a seller who has taken an in-person payment and an online channel payment during the specific time period. Omnichannel is a cohesive experience for buyers and sellers regardless of where, when, or how often they interact.

A larger seller generates more than $125,000 in annualized GPV. A mid-market seller generates more than $500,000 in annualized GPV.

SELLER ECOSYSTEM

Our Seller ecosystem continued to grow upmarket and attract omnichannel sellers: In the fourth quarter of 2020, GPV from omnichannel and online sellers represented more than half of total Seller GPV, up from one-third two years ago.

Enabling omnichannel commerce for sellers

To help sellers adapt to COVID-19, we have continued to build out our omnichannel capabilities, and these offerings have gained meaningful traction: During the fourth quarter, GPV from omnichannel and online sellers represented more than half of total Seller GPV, up from one-third two years ago.

Omnichannel enables a cohesive experience between a seller and their customers across all interactions, whether online or in person. To help restaurants manage orders via multiple channels, we launched an interactive kitchen display system (KDS) that helps sellers simplify and automate the complexities of running a restaurant. This gives restaurants the ability to view all orders on one screen, regardless of whether orders were placed for takeout, delivery, or in-person dining, allowing sellers to focus on quality and fast service for their customers. For a seamless contactless commerce experience, we introduced self-serve ordering using QR codes, where customers can order and pay directly from their mobile device, and orders sync directly with a seller’s backend systems. Square Invoices has helped sellers collect payments remotely, allowing them to electronically create, send, and manage invoices. In 2020, Square Invoices generated $100 million in gross profit by enabling a range of use cases to help existing and new sellers adapt, including contractors, food caterers, and retailers fulfilling wholesale orders.

Ecosystem attracting mid-market sellers

Our mid-market category showed strong growth despite the ongoing impact of COVID-19: In the fourth quarter of 2020, gross profit from mid-market sellers grew 27% year over year, which was approximately 2x more than gross profit growth for our overall Seller business. For these sellers, our ecosystem helps address their more complex business needs, such as supervising staff and using their data effectively. In 2020, mid-market sellers used approximately 2.5 of our products on average. Nearly all mid-market sellers use Team Management to schedule staff, and view team performance and sales analytics for their larger workforces in real time. Our developer platform enables a breadth of data-driven integrations into our ecosystem—to process payments using custom software, build unique commerce experiences, and connect to existing business systems. In 2020, approximately half of our mid-market GPV came from sellers with integrations to our developer platform.

Omnichannel and online sellers represented more than half of total Seller GPV in the fourth quarter of 2020, up nearly 3x from four years ago.

Self-serve ordering generates unique QR codes that match tables, seats, or sections, and buyers can scan the QR code, order, and pay on the Square Online site—all from their personal mobile device. You can try out the sample QR code by hovering your phone’s camera over the graphic. Use the code FREE to complete the entire checkout experience. If you opt in, your personal information will be stored with Square. This is a fictitious site used for demonstration purchases only.

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POWDR values our unique insight into customer behavior and data, using nearly all of our developer APIs and Team Management software.

We consider upmarket to be our larger sellers, including SMB and mid-market sellers.

Product adoption refers to mid-market sellers in 2020 that engaged with our sales team compared to mid-market sellers on average.

1. This represents the growth in our acquisition-focused sales team and excludes our sales team focused on existing sellers.

As mid-market sellers use more products, they can drive meaningful growth for Square and allow us to deepen our relationship with them. For example, POWDR, an owner and operator of large ski resorts in North America, brought Square hardware, software, and payments to their mountains, adopting our vertical point-of-sale software as well as Square Online to enable order-ahead and pickup. These integrated solutions allow POWDR to run commerce across multiple resorts while getting a 360-degree view of their customers’ purchasing behavior in person and online.

Sales team driving acquisition

Our sales team has played an integral role in acquiring upmarket sellers and helping our existing seller base grow with Square: In the fourth quarter, 40% of mid-market Seller GPV came from sellers engaged by sales. We believe our open platform approach and intuitive, self-serve products have enabled our sales team to close prospective sellers quickly and efficiently: During COVID-19, we have seen examples of our sales team onboarding sellers within two weeks, compared to competitors who have quoted two months or more. Our sales team has benefited from our broader marketing investments, as our awareness marketing campaigns have helped our sales team more effectively engage with prospective sellers. For existing sellers, our sales team is focused on educating sellers about our broader ecosystem. We utilize machine learning to identify the sellers most likely to adopt more products, which solutions are most relevant, and the best time to call to reach a decision maker. This approach helped drive a 15% increase in product adoption among existing mid-market sellers in 2020. Our sales team has achieved efficient returns over time with a payback of fewer than five quarters, and we intend on doubling our salesforce in 2021.1

Our sales team has helped drive acquisition of mid-market sellers while maintaining efficient returns. In the fourth quarter, 40% of our mid-market Seller GPV came from sellers engaged by our sales team. Some sellers who were larger in size prior to COVID-19 may have fallen into smaller seller categories in 2020 given lower processing volumes.

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A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

We deduct bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions.

We completed the sale of Caviar to DoorDash in the fourth quarter of 2019.

Financial Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $3.16 billion in the fourth quarter of 2020, up 141% year over year. For the full year of 2020, total net revenue was $9.50 billion, an increase of 101% from the full year of 2019. Excluding bitcoin, total net revenue in the fourth quarter was $1.40 billion, up 23% year over year, and total net revenue for the full year of 2020 was $4.93 billion, up 17% year over year.

Gross profit was $804 million in the fourth quarter of 2020, up 52% year over year. In addition to strong sequential growth in gross profit in the third quarter compared to the second quarter, gross profit increased on a quarter-over-quarter basis in the fourth quarter. For the full year of 2020, gross profit was $2.73 billion, an increase of 45% from the full year of 2019. Excluding Caviar from 2019, gross profit in the fourth quarter was up 54% year over year, and gross profit for the full year of 2020 was up 48% year over year.

Transaction-based revenue was $929 million in the fourth quarter of 2020, up 12% year over year, and transaction-based gross profit was $394 million, up 26% year over year. We processed $32.0 billion in GPV in the fourth quarter of 2020, up 12% year over year. For the full year of 2020, GPV totaled $112.3 billion, an increase of 6% from the full year of 2019. Transaction-based gross profit as a percentage of GPV was 1.23% in the fourth quarter of 2020, up 14 basis points year over year and down 4 basis points quarter over quarter.

Subscription and services-based revenue was $449 million in the fourth quarter of 2020, up 60% year over year, and subscription and services-based gross profit was $384 million, up 66% year over year. For the full year of 2020, subscription and services-based revenue was $1.54 billion, up 49% year over year, and subscription and services-based gross profit was $1.32 billion, up 65% year over year. Excluding Caviar from 2019, subscription and services-based gross profit was up 69% in the fourth quarter of 2020, and up 74% in the full year of 2020. Growth in the quarter and the full year was driven primarily by Cash App.

During the full year 2020, we saw significant growth in bitcoin revenue year over year. While bitcoin revenue was $4.57 billion in 2020, up approximately 9x year over year, bitcoin gross profit was only $97 million, or approximately 2% of bitcoin revenue.

Note: Seller GPV and Cash App Business GPV are represented as a percent of total GPV. Cash App Business GPV is defined on page 9.

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In the second quarter of 2020, we changed our operating segments to reflect how we review and assess our operations and began reporting on Seller and Cash App as separate segments. As such, we introduced additional disclosures in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, for revenue and gross profit for our Seller and Cash App operating and reporting segments.

Acquisition marketing spend for Cash App includes acquisition marketing, referral expenses, and incentive expenses for a given period, and excludes costs for P2P processing and risk loss.

Cash App Business GPV is composed of the total dollar amount of Cash for Business and peer-to-peer payments sent from a credit card, and does not include GPV from our Seller ecosystem.

CASH APP ECOSYSTEM REVENUE AND GROSS PROFIT

Cash App delivered strong growth in the fourth quarter of 2020, generating $2.17 billion of revenue and $377 million of gross profit, which increased 502% and 162% year over year, respectively. For the full year of 2020, Cash App generated $5.97 billion of revenue and $1.23 billion of gross profit, which increased 440% and 168% year over year, respectively. Excluding bitcoin, Cash App revenue was $416 million for the fourth quarter and $1.40 billion for the full year of 2020, up 127% and 137% year over year, respectively. We drove strong acquisition of net-new transacting active Cash App customers as well as increased adoption of Cash Card, Boost, direct deposit, stock brokerage, bitcoin investing, and business accounts. Looking at monthly trends during the quarter, Cash App gross profit decelerated in October and November compared to the third quarter. In December, gross profit growth improved sequentially, driven primarily by bitcoin and disbursements of government funds.

For our Cash App ecosystem, we have achieved positive annual gross profit retention for our historical cohorts, demonstrating that existing customers have remained on the platform and increased their engagement with Cash App over time. We have seen particular strength in retention during recent years, with annual gross profit retention of greater than 130% year over year, for each of the past three years.

We have continued to achieve strong customer acquisition for Cash App. Gross profit contributions from each of our monthly Cash App cohorts increased year over year as we have scaled the network and expanded our ecosystem of products. We have maintained strong paybacks of fewer than one year on our acquisition marketing spend for Cash App. Historical cohorts have generated a return on investment of 6x or greater over three years, and our 2020 cohorts are pacing ahead of prior cohorts, driven by the improvement in gross profit growth per customer this year.

Cash App Business GPV was $2.6 billion, up 229% year over year. Cash App generated $72 million of transaction-based revenue during the fourth quarter of 2020, up 234% year over year. Growth was driven primarily by an increase in the number of business accounts and in the number of transactions per business account. For the full year of 2020, Cash App Business GPV was $8.6 billion, up 216% year over year, and transaction-based revenue was $234 million, up 221% year over year.

Cash App annual gross profit retention is calculated as the year-over-year gross profit growth of an annual Cash App customer cohort, excluding contra revenue and interest income. A customer’s annual cohort is determined based on the date they first became a transacting active on the platform. For example, retention for our 2019 cohort is the average annual gross profit growth from customers who had their first transaction in 2019. Each of our annual Cash App cohorts since 2015 and the pre-2015 cohort have exhibited positive overall gross profit retention on aggregate from the date of their first transaction through December 31, 2020.

Return on investment, or payback, is calculated by taking a given Cash App monthly cohort’s cumulative variable profit and dividing by acquisition marketing spend for the initial month when onboarded. Each line represents a monthly cohort from June 2017 to November 2020.

Cohort variable profit is calculated as gross profit across Cash App transaction-based profit, Cash Card gross profit, Instant Deposit gross profit for Cash App, bitcoin gross profit, and less certain variable sales and marketing expenses, including P2P processing and risk loss.

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Bitcoin revenue is the total sale amount of bitcoin to customers. Bitcoin costs are the total amount of bitcoin that we purchase. We purchase bitcoin to facilitate customers’ access to bitcoin.

Cash App generated $344 million of subscription and services-based revenue during the fourth quarter, up 113% year over year. Growth in the quarter was driven primarily by transaction fees from both Instant Deposit and Cash Card. For the full year of 2020, Cash App subscription and services revenue was $1.16 billion, an increase of 125% compared to the full year of 2019.

Cash App generated $1.76 billion of bitcoin revenue and $41 million of bitcoin gross profit during the fourth quarter of 2020, up approximately 10x and 13x year over year, respectively. Bitcoin revenue and gross profit benefited from an increase in bitcoin actives and growth in customer demand, as well as a significant year-over-year increase in the market price of bitcoin. For the full year of 2020, Cash App generated $4.57 billion of bitcoin revenue and $97 million of bitcoin gross profit, up 9x and 12x year over year, respectively. In future quarters, we recognize that bitcoin revenue may fluctuate as a result of changes in customer demand or the market price of bitcoin.

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SELLER ECOSYSTEM REVENUE AND GROSS PROFIT

In the fourth quarter of 2020, our Seller ecosystem generated $987 million of revenue and $427 million of gross profit, up 5% and 13% year over year, respectively. For the full year of 2020, our Seller ecosystem generated $3.53 billion of revenue and $1.51 billion of gross profit, up 2% and 8% year over year, respectively.

We use retention to measure our ability to help our sellers grow over time. The pandemic and regional shelter-in-place restrictions affected Seller GPV and gross profit retention compared to historical trends. In 2020, Seller gross profit retention declined on a year-over-year basis, with the most pronounced impact in the second quarter, when retention was down nearly 30% year over year, before trends improved in the second half of 2020 to down approximately 10% year over year. Seller GPV and gross profit retention was correlated with regional shelter-in-place restrictions across our markets.

We continued to see strength in acquisition of new sellers and paybacks on ramping cohorts despite the impact of COVID-19, given the breadth of our ecosystem. For new seller cohorts onboarded in 2019, we achieved a payback period on sales and marketing spend of fewer than five quarters. Even as we increased our sales and marketing spend last year, our 2020 Seller cohorts are pacing to an estimated payback of five quarters despite the challenging macro environment. Based on trends to date, we onboarded our largest cohort of new sellers in 2020 on a gross profit basis. Growth was driven primarily by the acquisition of larger sellers, as many sellers joined Square to adapt their businesses to omnichannel and online commerce, as well as an increase in average transaction margins year over year.

Gross profit retention rate is calculated as the year-over-year gross profit growth of a quarterly seller cohort, averaged over the last four quarters (excluding gross profit from hardware, Gift Cards, Caviar, and Weebly prior to the acquisition). For example, retention for our 2019 cohort is the average annual gross profit growth from sellers onboarded in 2019. We do not include hardware or Gift Cards because they are typically non-recurring in nature, and we view hardware as an acquisition tool and not a profit center for our business. A seller cohort represents the new sellers onboarded to Square during a given period.

Return on investment, or payback, measures the effectiveness of sales and marketing spend. Return on investment (ROI) is calculated by dividing the cumulative cohort gross profit of each cohort of sellers by GAAP sales and marketing for the applicable time period, excluding the following: Cash App sales and marketing expenses, Caviar sales and marketing expenses, and the portion of sales and marketing expenses from the legacy Weebly business. Each line represents a quarterly cohort from the first quarter of 2012 to the third quarter of 2020.

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1. All growth comparisons for the fourth quarter of 2020 are on a year-over-year basis.

Card-not-present GPV includes our online channels and card-not-present manual key entry transactions.

In the fourth quarter of 2020, Seller generated $857 million of transaction-based revenue, up 6% year over year, with growth driven primarily by online channels and markets outside the U.S. During the quarter, transaction-based gross profit for our Seller ecosystem benefited from a higher percentage of debit card transactions, a higher proportion of card-not-present volumes, and an increase in average transaction size on a year-over-year basis. We recognize that these recent changes are elevated relative to historical periods partly as a result of changes to consumer behaviors related to COVID-19, which may not continue in future quarters. For the full year of 2020, Seller transaction-based revenue was $3.06 billion, an increase of 2% compared to the full year of 2019.

During the fourth quarter of 2020, Seller GPV was up 6% year over year. In November, growth slowed primarily as a result of regional restrictions, and Seller GPV was flat year over year and then improved to positive growth in December, mostly driven by stronger trends during the holiday season. Looking at the components of Seller GPV, we observed the following trends during the fourth quarter of 2020.1

•	Products: Card-not-present GPV was up 26% year over year, driven primarily by continued strength from our online channels, including Square Online, Invoices, Virtual Terminal, and eCommerce API. Card-present GPV was down 4% year over year. Regional trends in card-present volumes depended on changes to local restrictive measures, among other factors.

•	Geographies: Our largest U.S. metropolitan areas experienced a greater slowdown in Seller GPV compared to the rest of the U.S., with the magnitude depending on the timing of shelter-in-place ordinances, among other factors. On average, U.S. regions outside our top metro areas were affected to a lesser extent. In aggregate, our international markets achieved strong Seller GPV growth year over year during the fourth quarter, with particular strength from Australia and the United Kingdom. While overall growth in our international markets was strong, card-present volume growth in each of our international markets was affected by changes to regional restrictions during the quarter.

For the full year of 2020, Seller GPV was flat year over year. Seller GPV trends were affected by shelter-in-place restrictions, offset by a combination of sellers adapting to contactless commerce, new sellers joining Square, and, to a lesser extent, an increase in consumer spending related to government programs.

Note: We determine seller size based on annualized GPV during the applicable quarter. This only includes Seller GPV. Larger sellers are defined as greater than $125K in annualized GPV. Some sellers who were larger in size prior to COVID-19 may have fallen into smaller seller categories in 2020 given lower processing volumes.

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Hardware is sold primarily as an acquisition tool, and generating positive gross margins from hardware sales is not the primary goal of the hardware business.

Seller generated $105 million of subscription and services-based revenue during the fourth quarter of 2020, up 1% year over year. For the full year of 2020, Seller generated $376 million of subscription and services-based revenue, up 2% year over year. Seller subscription and services-based revenue from products other than Square Capital grew 35% year over year in the fourth quarter, and 26% year over year for the full year of 2020, which includes the impact of waiving all software subscription fees in March and April for our sellers.

•	Square Capital: As expected, Square Capital revenue in the fourth quarter was down significantly on a year-over-year basis. We paused new flex loan offers until the end of July and, upon resuming offers, we were measured in ramping origination volumes in the third and fourth quarters. Square Capital facilitated approximately 57,000 loans in the fourth quarter of 2020, totaling $254 million, down 62% year over year.

•	Other subscription and services products for sellers, including software subscriptions, instant transfers, and Square Card, outpaced overall Seller gross profit growth.

Hardware revenue in the fourth quarter of 2020 was $24 million, up 9% year over year, and generated a gross loss of $12 million. Growth was driven by strong unit sales of Square Register, which has helped larger sellers adapt to contactless commerce, as well as third-party peripherals. For the full year of 2020, hardware revenue was $92 million, an increase of 8% compared to the full year of 2019.

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We offer the peer-to-peer service free to our Cash App customers, and we consider it to be a marketing tool to encourage the usage of Cash App.

Each quarter, we estimate losses that may materialize in future periods related to that quarter’s volume. These estimates are typically based on predictive data science–based models, which historically have been close to future actual realized losses.

OPERATING EXPENSES

Operating expenses were $759 million in the fourth quarter of 2020, up 49% year over year, and non-GAAP operating expenses were $622 million, up 51% year over year. For the full year of 2020, operating expenses were $2.75 billion, up 48% year over year, and non-GAAP operating expenses were $2.27 billion, up 53% year over year.

Product development expenses were $253 million on a GAAP basis and $157 million on a non-GAAP basis in the fourth quarter of 2020, up 46% and 48% year over year, respectively, driven primarily by headcount and personnel costs related to our engineering, data science, and design teams.

Sales and marketing expenses were $329 million on a GAAP basis and $318 million on a non-GAAP basis in the fourth quarter of 2020, up 77% and 79% year over year, respectively.

•	Cash App marketing expenses were up 128% year over year, driven primarily by increases in peer-to-peer transactions and related transaction losses, Cash Card issuances, advertising, and referrals.

•	Other sales and marketing expenses, including advertising, personnel, and other costs, were up 21% year over year as we increased sales and marketing spend for our Seller ecosystem, including performance marketing, brand and awareness marketing, and sales headcount. Growth slowed compared to the prior quarter as we intentionally slowed spend due to the timing of the election in the fourth quarter and sales and marketing investments we made in the third quarter.

General and administrative expenses were $159 million on a GAAP basis and $131 million on a non-GAAP basis in the fourth quarter of 2020, up 35% and 37% year over year, respectively. The increase was due primarily to additions to customer support, finance, legal, and compliance personnel.

Transaction and loan loss expenses were $16 million in the fourth quarter of 2020, down 50% year over year. During the fourth quarter, we released provisions for transaction losses related to the second and third quarters of 2020. For the fourth quarter of 2020, provisions for transaction losses represented an increase of approximately 2x compared to the fourth quarter of 2019, on a dollar basis. Given the variability of potential outcomes related to the macro environment, actual realized losses may differ materially from our estimates for provisions. Transaction expenses related to Cash App increased year over year, driven by Cash App’s strong growth during the quarter.

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EARNINGS

In the fourth quarter of 2020, net income was $294 million. Net income was $20 million when excluding a gain of $274 million related to equity investments, driven primarily by a gain of $255 million as a result of the mark-to-market valuation of our DoorDash investment. Net income per share was $0.65 and $0.59 on a basic and diluted basis, respectively, in the fourth quarter of 2020, based on 453 million weighted-average basic shares and 502 million weighted-average diluted shares. Excluding the gains on our equity investments, both basic and diluted net income per share in the fourth quarter of 2020 were $0.04.

For the full year of 2020, net income was $213 million. Net loss was $82 million when excluding the gains on our equity investments of $295 million, including a gain of $276 million as a result of the mark-to-market valuation of our DoorDash investment. For the full year of 2020, net income per share was $0.48 and $0.44 on a basic and diluted basis, respectively, based on 443 million weighted-average basic shares and 482 million weighted-average diluted shares, respectively, compared to net income per share of $0.88 and $0.81, respectively, for the full year of 2019 on both a basic and diluted basis. Excluding the gains on our equity investments, both basic and diluted net loss per share for the full year 2020 were $0.19.

Adjusted EBITDA was $185 million in the fourth quarter of 2020, compared to $119 million in the fourth quarter of 2019. The increase in Adjusted EBITDA compared to the prior year period was driven by gross profit growth across our Seller and Cash App ecosystems, as well as a release of $43 million in existing provisions for transaction losses in our Seller business related to the second and third quarters of 2020. Excluding this release of existing provisions during the quarter, Adjusted EBITDA was $143 million.

Adjusted Net Income Per Share (Adjusted EPS) was $0.32 based on 524 million weighted-average diluted shares for the fourth quarter of 2020, representing a $0.09 improvement year over year. For the full year of 2020, Adjusted EPS was $0.84 based on 507 million weighted-average diluted shares, compared to $0.80 for the full year of 2019.

The following items affected net income (loss) per share during the respective periods. In the fourth quarter of 2020, we recognized a gain of $274 million related to equity investments, driven primarily by a gain of $255 million as a result of the mark-to-market valuation of our DoorDash investment. In the second quarter of 2020, we recognized a gain of $21 million related to observable price changes for non-marketable equity investments. In the fourth quarter of 2019, we completed the sale of Caviar to DoorDash, which resulted in a gain of $373 million.

In the first quarter of 2020, net income (loss) and Adjusted EBITDA were significantly affected by an increase in provisions for transaction and loan losses as a result of the anticipated impact of COVID-19. Transaction and loan loss expenses were $109 million in the first quarter of 2020, which was an increase of $77 million compared to the fourth quarter of 2019. Transaction and loan loss expenses were $38 million in the second quarter of 2020. In the third and fourth quarters of 2020, transaction and loan loss expenses were $15 million and $16 million, and benefited from a release of $40 million and $43 million, respectively, of existing provisions for transaction losses in our Seller business related to prior quarters, which increased Adjusted EBITDA during each period.

SQUARE Q4 2020 15

BALANCE SHEET/CASH FLOW

We ended the fourth quarter of 2020 with $4.9 billion in available liquidity, with $4.4 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $500 million available to be withdrawn from our revolving credit facility.

On November 13, 2020, we completed an offering for $1.15 billion in convertible senior notes. This consisted of $575 million of convertible senior notes that mature in 2026 with a coupon of 0.0%, and $575 million of convertible senior notes that mature in 2027 with a coupon of 0.25%. After deducting the net costs of related hedge and warrant transactions and certain offering expenses, total net proceeds from the offering were $1.1 billion.

In the fourth quarter of 2020, Adjusted EBITDA and proceeds from the exercise of stock options contributed positively to our cash balance. This was partly offset by cash outflows due to the timing of purchases of property and equipment and payments for tax withholding related to vesting of restricted stock units.

We also engaged in the following transactions during the fourth quarter of 2020, which affected our cash balance:

•	In October, we invested $50 million in bitcoin as we believe cryptocurrencies are an instrument of economic empowerment, which aligns with the company’s purpose. We expect to hold this investment for the long term. The accounting rules for bitcoin will require us to recognize any decreases in market price below cost as an impairment charge, with no upward revisions when the market price increases until a sale.

•	In the fourth quarter, we completed our acquisition of Credit Karma Tax for $50 million, which we intend to incorporate into the Cash App ecosystem as a tax filing product for individuals.

SQUARE Q4 2020 16

January Trends and

Forward-Looking Commentary

Given the uncertainty around the impact and severity of COVID-19, we wanted to provide an update on the trends in our business during the month of January.

BUSINESS TRENDS

Seller ecosystem

•	In January, Seller gross profit growth was 15% year over year, a modest improvement compared to the fourth quarter.

•	In January, Seller GPV was up 5% year over year, which was relatively consistent with year-over-year results in the fourth quarter.

•	Seller GPV from card-not-present transactions was up 22% year over year in January, and we saw continued strength in GPV from our online channels.

•	Seller GPV from card-present transactions was down 4% year over year in January. Growth trends continued to vary by region, product, and vertical, depending primarily on differences in the timing and phases of reopenings.

Cash App ecosystem

•	In January, Cash App delivered strong gross profit growth of 164% year over year, a modest improvement compared to the fourth quarter.

•	We achieved strong growth in acquisition of net-new transacting active Cash App customers and increased adoption of other products in our ecosystem. In January, Cash App achieved its highest monthly totals of new transacting active customers for its bitcoin, stock brokerage, and Cash Card products. Gross profit growth also benefited from customers pulling more funds into their Cash App accounts in late December and early January, which was partly driven by disbursements of government funds.

All growth comparisons for January 2021 are on a year-over-year basis, unless otherwise specified.

Card-not-present GPV includes our online channels and card-not-present manual key entry transactions. Online channels are defined as card-not-present payments through Appointments, Virtual Terminal, Invoices, eCommerce API, In-App Payments SDK, Square Online, Square Online Checkout, and eGift Cards.

SQUARE Q4 2020 17

OPERATING EXPENSES

We believe our Cash App and Seller ecosystems are well-positioned to help our customers adapt to the impact of COVID-19, based on trends we observed during the full year of 2020. We intend to prioritize investments in our Cash App and Seller ecosystems that we believe will help drive attractive long-term returns.

For the first quarter of 2021, we expect non-GAAP product development, sales and marketing, and general and administrative expenses, in aggregate, to increase by approximately $110 million compared to the fourth quarter of 2020, on a dollar basis.

For the full year of 2021, we expect non-GAAP product development, sales and marketing, and general and administrative expenses, in aggregate, to increase by $800 million to $900 million compared to the full year of 2020, representing growth of 41% year over year at the midpoint.

Transaction and loan losses: In the first quarter of 2021, we expect transaction and loan loss expense to increase by $20 million to $30 million compared to the fourth quarter of 2020. Given the variability of potential outcomes related to the macro environment, actual realized losses may differ materially from our estimates for provisions, depending on the length and severity of the impact from COVID-19.

Share-based compensation: We intend on continuing to invest in building out our teams, including attracting, hiring, and retaining talented employees. In the second quarter of 2021, we expect share-based compensation expense to increase meaningfully compared to the first quarter of 2021. These share-based compensation expenses are not included in the aforementioned non-GAAP product development, sales and marketing, and general and administrative expenses.

We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

SQUARE Q4 2020 18

MEDIA CONTACT

press@squareup.com

INVESTOR RELATIONS

CONTACT

ir@squareup.com

Earnings

Webcast

Square (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time today, February 23, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Square’s Investor Relations website at investors.squareup.com. A replay will be available on the same website following the call.

We will release financial results for the first quarter of 2021 on May 6, 2021, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja
CEO	CFO

SQUARE Q4 2020 19

Cashapp stocks are the reason why i got into investing

@junievex_
Via Instagram

haha i love my cashapp card! boosts are different every week - some boosts come back every week. ive been loving the 10% off groceries and the 5% of purchase you get that amount in bitcoin. you have to select the boost everytime before you charge the card

@lovemesomemusk
Via Twitter

Since using CashApp, I've noticed I've been paying off my Apple Credit Card more frequently rather than just paying off the entire balance at the end of the month. I guess in that way it's increased my awareness of where my dollars are going because I'm watching the flows more closely, in essence paying for more things in cash and keeping a low to zero weekly balance on my credit card.

@bog_trotters
Via Reddit

I absolutely love my cash app. I get my direct deposit from work, my stimulus checks are also directed to my cash app. I have no complaints.

@Fantastic_Square_234
Via Reddit

The @CashApp merch store has changed the corporate apparel game FOREVER. I mean just look at this! Custom product and design that fits their brand and audience perfectly

@KenWattana
Via Twitter

I love how easy Cash App makes it to buy stock, it's honestly a game changer. It makes investing easy and fun LOL

@iamrogerb_
Via Twitter

SQUARE Q4 2020 20

During a time when we had to make many swift and strategic decisions about how to engage our customers and serve our community, we were able to step out of our comfort zone by launching our first eCommerce store through Square Online. This was a first for our century-old business and Square Online has made the transition to eCommerce seamless.”

Lauren Stovall

Legacy Preserver and Business Lead, Hot Sam’s Detroit

Detroit, MI

COVID-19 precautions were taken during this photoshoot and his mask was removed only briefly for the photo.

SQUARE Q4 2020 21

SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results, guidance, and general business outlook for future periods; expected impact of the COVID-19 pandemic and related responses of governments and private industry, including government stimulus and assistance programs, on the Company’s business, financial results, financial position, and liquidity; statements regarding the Company’s sales and marketing investments for the Seller and Cash App ecosystems and their expected benefits; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services; future hiring goals; the Company’s expectations regarding its near-term and long-term strategic priorities; the ability of the Company’s products to attract and retain customers; trends in the Company’s markets and the continuation of such trends; the resiliency and growth of the Company’s Seller and Cash App ecosystems; the Company’s expectations regarding its financial position and ability to withstand market volatility; the Company’s expectations regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; and management’s statements related to business strategy, plans, investments, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, uncertainty around the COVID-19 pandemic and the related effects of government and other measures; an economic downturn in the United States and in other countries around the world; the Company’s ability to deal with the substantial and increasingly intense competition in its industry and to develop and deliver products and services to address the rapidly evolving market for payments and point-of-sale, financial, and marketing services; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s ability to ensure the interoperability of its technology with that of third parties; changes to the rules and practices of payment card networks and acquiring processors; the impact of acquisitions or divestitures, strategic investments, joint ventures, or entries into new businesses; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services, including those launched in connection with the COVID-19 pandemic; adoption of the Company’s products and services in international markets; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, which is on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

SQUARE Q4 2020 22

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses as well as other measures defined in the shareholder letter such as measures excluding Caviar, which we sold in October 2019, measures excluding bitcoin, and measures excluding gains or losses on equity investments. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds. Additionally, GPV includes Cash App activity related to Cash for Business and to peer-to-peer payments sent from a credit card.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Diluted Adjusted Net Income Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net loss and net loss per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; amortization of debt discount and issuance costs in connection with our offering of convertible senior notes in the first quarter of 2017, the second quarter of 2018, the first quarter of 2020, and the fourth quarter of 2020; gain or loss on revaluation of equity investments; gain or loss on debt extinguishment related to the conversion of senior notes; the gain or loss on the disposal of property and equipment; and impairment of intangible assets, as applicable. We also exclude certain costs associated with acquisitions and other activities that are not normal recurring operating expenses, including amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs, and we add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation, other interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, loss on disposal of property and equipment, and acquisition-related costs. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. This calculation of Adjusted EBITDA margin will not be comparable to the calculation used in quarters prior to the fourth quarter of 2019, which was previously based on a non-GAAP revenue metric.

We have included Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. We have included measures excluding Caviar because we believe these measures are useful in understanding the ongoing results of our operations. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue better reflects the economic benefits as well as our performance from these transactions. We have included measures excluding gains or losses on equity investments because we believe these measures are useful in understanding our operating results without regard to gains and losses due to non-operating market fluctuations of our investments.

Adjusted EBITDA, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding Caviar, which we sold in October 2019, and measures excluding bitcoin, and measures excluding gains or losses on equity investments, have limitations as financial measures, and should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

SQUARE Q4 2020 23

Consolidated Statements

of Operations

In thousands, except per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
	(UNAUDITED)
Revenue:
Transaction-based revenue	$929,011	$832,180	$3,294,978	$3,081,074
Subscription and services-based revenue	449,371	281,415	1,539,403	1,031,456
Hardware revenue	24,363	22,267	91,654	84,505
Bitcoin revenue	1,756,225	177,567	4,571,543	516,465

Total net revenue	3,158,970	1,313,429	9,497,578	4,713,500

Cost of revenue:
Transaction-based costs	535,283	519,241	1,911,848	1,937,971
Subscription and services-based costs	65,046	50,276	222,712	234,270
Hardware costs	35,994	40,504	143,901	136,385
Bitcoin costs	1,715,452	174,438	4,474,534	508,239
Amortization of acquired technology	3,505	1,921	11,174	6,950

Total cost of revenue	2,355,280	786,380	6,764,169	2,823,815

Gross profit	803,690	527,049	2,733,409	1,889,685

Operating expenses:
Product development	253,448	173,284	881,826	670,606
Sales and marketing	328,576	185,231	1,109,670	624,832
General and administrative	159,420	118,164	579,203	436,250
Transaction and loan losses	15,986	32,132	177,670	126,959
Amortization of acquired customer assets	1,077	890	3,855	4,481

Total operating expenses	758,507	509,701	2,752,224	1,863,128

Operating income (loss)	45,183	17,348	(18,815)	26,557

Gain on sale of asset group	—	(373,445)	—	(373,445)
Interest expense, net	17,988	6,060	56,943	21,516
Other expense (income), net	(271,212)	(6,715)	(291,725)	273

Income before income tax	298,407	391,448	215,967	378,213

Provision for income taxes	4,448	508	2,862	2,767

Net income	$293,959	$390,940	$213,105	$375,446

Net loss per share:
Basic	$0.65	$0.91	$0.48	$0.88

Diluted	$0.59	$0.83	$0.44	$0.81

Weighted-average shares used to compute net income per share
Basic	452,869	430,136	443,126	424,999

Diluted	502,237	485,394	482,167	466,076

SQUARE Q4 2020 24

Consolidated Balance Sheets

In thousands, except share and per share data

Assets	Dec 31, 2020	Dec 31, 2019
Current assets:
Cash and cash equivalents	$3,158,058	$1,047,118
Investments in short-term debt securities	695,112	492,456
Settlements receivable	1,024,895	588,692
Customer funds	2,037,832	676,292
Loans held for sale	462,665	164,834
Other current assets	383,067	250,409

Total current assets	7,761,629	3,219,801

Property and equipment, net	233,520	149,194
Goodwill	316,701	266,345
Acquired intangible assets, net	137,612	69,079
Investments in long-term debt securities	463,950	537,303
Operating lease right-of-use assets	456,888	113,148
Other non-current assets	499,250	196,388

Total assets	$9,869,550	$4,551,258

Liabilities and Stockholders’ Equity
Current liabilities:
Customers payable	3,009,051	1,273,135
Settlements payable	239,362	95,834
Accrued expenses and other current liabilities	360,850	297,841
Operating lease liabilities, current	52,747	27,275
PPP Liquidity Facility advances	464,094	—

Total current liabilities	4,126,104	1,694,085

Long-term debt	2,586,924	938,832
Operating lease liabilities, non-current	389,662	108,830
Other non-current liabilities	85,291	94,461

Total liabilities	7,187,981	2,836,208
Stockholders’ equity:
Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at December 31, 2020 and December 31, 2019. None issued and outstanding at December 31, 2020 and December 31, 2019.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at December 31, 2020 and December 31, 2019; 390,187,079 and 352,386,562 issued and outstanding at December 31, 2020 and December 31, 2019, respectively.	—	—

Class B common stock,$0.0000001 par value: 500,000,000 shares authorized at December 31, 2020 and December 31, 2019; 65,997,697 and 80,410,158 issued and outstanding at December 31, 2020 and December 31, 2019, respectively.	—	—

Additional paid-in capital	2,955,464	2,223,749
Accumulated other comprehensive income	23,328	1,629
Accumulated deficit	(297,223)	(510,328)

Total stockholders’ equity	2,681,569	1,715,050

Total liabilities and stockholders’ equity	$9,869,550	$4,551,258

SQUARE Q4 2020 25

Consolidated Statements of Cash Flows

In thousands

	YEAR ENDED
	Dec 31, 2020	Dec 31, 2019
Cash Flows from Operating Activities
Net income	$213,105	$375,446
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	84,212	75,598
Non-cash interest and other	76,129	33,478
Loss on extinguishment of long-term debt	6,651	—
Non-cash lease expense	70,253	29,696
Share-based compensation	397,800	297,863
Gain on sale of asset group	—	(373,445)
Loss (gain) on revaluation of equity investment	(295,297)	12,326
Transaction and loan losses	177,670	126,959
Change in deferred income taxes	(8,016)	(1,376)
Changes in operating assets and liabilities:
Settlements receivable	(473,871)	(248,271)
Customer funds	(1,151,536)	(204,208)
Purchase of loans held for sale	(1,837,137)	(2,266,738)
Sales and principal payments of loans held for sale	1,505,406	2,168,682
Customers payable	1,733,138	523,795
Settlements payable	143,528	41,697
Charge-offs to accrued transaction losses	(73,613)	(78,325)
Other assets and liabilities	(186,819)	(47,478)

Net cash provided by operating activities	381,603	465,699

Cash Flows from Investing Activities
Purchase of marketable debt securities	(1,322,362)	(992,583)
Proceeds from maturities of marketable debt securities	607,134	430,888
Proceeds from sale of marketable debt securities	585,427	548,619
Purchase of marketable debt securities from customer funds	(642,252)	(311,499)
Proceeds from maturities of marketable debt securities from customer funds	382,887	158,055
Proceeds from sale of marketable debt securities from customer funds	51,430	17,493
Purchase of property and equipment	(138,402)	(62,498)
Payments for other investments	(51,277)	(15,250)
Proceeds from sale of equity investment	—	33,016
Proceeds from sale of asset group	—	309,324
Business combinations, net of cash acquired	(79,221)	(20,372)

Net cash provided by (used in) investing activities	(606,636)	95,193

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	2,116,544	—
Purchase of convertible senior note hedges	(338,145)	—
Proceeds from issuance of warrants	232,095	—
Proceeds from PPP Liquidity Facility advances	464,094	—
Proceeds from the exercise of stock options and purchases under the employee stock purchase plan, net	161,985	118,514
Payments for tax withholding related to vesting of restricted stock units	(314,019)	(212,264)
Other financing activities	(7,359)	(5,124)

Net cash provided by (used in) financing activities	2,315,195	(98,874)

Effect of foreign exchange rate on cash and cash equivalents	12,995	3,841

Net increase in cash, cash equivalents and restricted cash	2,103,157	465,859
Cash, cash equivalents and restricted cash, beginning of the year	1,098,706	632,847

Cash, cash equivalents and restricted cash, end of the year	$3,201,863	$1,098,706

SQUARE Q4 2020 26

Operating Segment Disclosures

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

	THREE MONTHS ENDED
	DEC 31, 2020 (UNAUDITED)			YEAR ENDED DEC 31, 2020
	Cash App	Seller	Total	Cash App	Seller	Total
Revenue
Transaction-based revenue	$71,550	$857,461	$929,011	$233,747	$3,061,231	$3,294,978
Subscription and services-based revenue	344,105	105,266	449,371	1,163,096	376,307	1,539,403
Hardware revenue	—	24,363	24,363	—	91,654	91,654
Bitcoin revenue	1,756,225	—	1,756,225	4,571,543	—	4,571,543

Segment revenue	2,171,880	987,090	3,158,970	5,968,386	3,529,192	9,497,578

Segment gross profit	$376,659	$427,031	$803,690	$1,225,578	$1,507,831	$2,733,409

	THREE MONTHS ENDED
	DEC 31, 2019 (UNAUDITED)			YEAR ENDED DEC 31, 2019
	Cash App	Seller(i)	Total(i)	Cash App	Seller(i)	Total(i)
Revenue
Transaction-based revenue	$21,403	$810,777	$832,180	$72,865	$3,008,209	$3,081,074
Subscription and services-based revenue	161,695	104,674	266,369	516,269	369,274	885,543
Hardware revenue	—	22,267	22,267	—	84,505	84,505
Bitcoin revenue	177,567	—	177,567	516,465	—	516,465

Segment revenue	360,665	937,718	1,298,383	1,105,599	3,461,988	4,567,587

Segment gross profit	$144,027	$378,831	$522,858	$457,668	$1,390,427	$1,848,095

A reconciliation of total segment revenues to the Company’s consolidated revenues is as follows (in thousands):

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
	(UNAUDITED)
Total segment revenue	$3,158,970	$1,298,383	$9,497,578	$4,567,587
Caviar revenue	—	15,046	$—	145,913

Total net revenue	$3,158,970	$1,313,429	$9,497,578	$4,713,500

A reconciliation of total segment gross profit to the Company’s income before applicable income taxes is as follows (in thousands):

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
	(UNAUDITED)
Total segment gross profit	$803,690	$522,858	$2,733,409	$1,848,095
Add: Caviar gross profit	—	4,191	—	41,590
Total reported operating gross profit	803,690	527,049	2,733,409	1,889,685
Less: Product Development	253,448	173,284	881,826	670,606
Less: Sales and Marketing	328,576	185,231	1,109,670	624,832
Less: General and Administrative	159,420	118,164	579,203	436,250
Less: Transaction and loan losses	15,986	32,132	177,670	126,959
Less: Amortization of acquired customer assets	1,077	890	3,855	4,481
Less: Gain on sale of asset group	—	(373,445)	—	(373,445)
Less: Interest expense, net	17,988	6,060	56,943	21,516
Less: Other expense (income), net	(271,212)	(6,715)	(291,725)	273

Income before applicable income taxes	$298,407	$391,448	$215,967	$378,213

(i) Excluding Caviar (Refer to reconciliation in the table “Select Financial Results Excluding Caviar”). In the year ended

December 31, 2019, the Company sold the Caviar business, a food ordering and delivery platform that does not align with and further contribute to the two operating segments.

SQUARE Q4 2020 27

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019

Gross Payment Volume (GPV) (in millions)	$32,022	$28,639	$112,295	$106,239
Adjusted EBITDA	$185,489	$118,529	$474,071	$416,853
Adjusted Net Income Per Share:
Basic	$0.37	$0.25	$0.95	$0.90
Diluted	$0.32	$0.23	$0.84	$0.80

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Net income	$293,959	$390,940	213,105	375,446
Share-based compensation expense	113,628	79,883	397,500	297,863
Depreciation and amortization	22,471	18,719	84,212	75,598
Interest expense, net	17,988	6,060	56,943	21,516
Other (income) expense, net	(271,212)	(6,715)	(291,725)	273
Provision for income taxes	4,448	508	2,862	2,767
Loss on disposal of property and equipment	475	580	2,570	1,008
Gain on sale of asset group	—	(373,445)	—	(373,445)
Acquisition related and other costs	3,543	1,260	7,482	9,739
Acquired deferred revenue adjustment	257	928	1,497	7,457
Acquired deferred costs adjustment	(68)	(189)	(375)	(1,369)

Adjusted EBITDA	$185,489	$118,529	$474,071	416,853

SQUARE Q4 2020 28

Select Financial Results

Excluding Caviar(i)

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Total net revenue	$3,158,970	$1,313,429	$9,497,578	$4,713,500
Less: Caviar contribution to total net revenue	—	15,046	—	145,913

Total net revenue excluding Caviar	$3,158,970	$1,298,383	$9,497,578	$4,567,587

Subscription and services-based revenue	$449,371	$281,415	$1,539,403	$1,031,456
Less: Caviar contribution to subscription and services-based revenue	—	15,046	—	145,913

Subscription and services-based revenue excluding Caviar	$449,371	$266,369	$1,539,403	$885,543

Gross profit, in accordance with GAAP	$803,690	$527,049	$2,733,409	$1,889,685
Less: Caviar contribution to total gross profit	—	4,191	—	41,590

Gross profit excluding Caviar	$803,690	$522,858	$2,733,409	$1,848,095

Subscription and services-based gross profit	$384,325	$231,139	$1,316,691	$797,186
Less: Caviar contribution to subscription and services-based gross profit	—	4,191	—	41,590

Subscription and services-based gross profit excluding Caviar	$384,325	$226,948	$1,316,691	$755,596

(i) For additional information, please refer to the table “Operating Segment Disclosures.”

SQUARE Q4 2020 29

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Net income	$293,959	$390,940	$213,105	$375,446
Share-based compensation expense	113,628	79,883	397,500	297,863
Amortization of intangible assets	5,717	3,714	19,239	15,000
Amortization of debt discount and issuance costs	20,355	9,963	67,979	39,139
Loss (gain) on revaluation of equity investment	(274,299)	(4,141)	(295,297)	12,326
Loss on extinguishment of long-term debt	4,258	—	6,651	—
Loss on disposal of property and equipment	475	580	2,570	1,008
Gain on sale of asset group	—	(373,445)	—	(373,445)
Acquisition related and other costs	3,543	1,260	7,482	9,739
Acquired deferred revenue adjustment	257	928	1,497	7,457
Acquired deferred costs adjustment	(68)	(189)	(375)	(1,369)

Adjusted Net Income - basic	$167,825	$109,493	$420,351	$383,164

Cash interest expense on convertible senior notes	$1,596	1,277	$6,078	5,108

Adjusted Net Income - diluted	$169,421	$110,770	$426,429	$388,272

Weighted-average shares used to compute net income per share
Basic	452,869	430,136	443,126	424,999

Diluted	502,237	485,394	482,167	466,076

Net Income Per Share
Basic	$0.65	$0.91	$0.48	$0.88

Diluted	$0.59	$0.83	$0.44	$0.81

Weighted-average shares used to compute Adjusted Net Income Per Share
Basic	452,869	430,136	443,126	424,999

Diluted	523,586	485,394	507,229	486,381

Adjusted Net Income Per Share
Basic	$0.37	$0.25	$0.95	$0.90

Diluted	$0.32	$0.23	$0.84	$0.80

(i) For additional information, please refer to the table “Operating Segment Disclosures.”

SQUARE Q4 2020 30

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Operating expenses	$(758,507)	$(509,701)	$(2,752,224)	$(1,863,128)
Share-based compensation	113,531	79,816	397,132	297,708
Depreciation and amortization	18,966	16,691	72,896	67,884
Loss on disposal of property and equipment	475	580	2,570	1,008
Acquisition-related and other costs	3,543	1,260	7,482	9,739

Non-GAAP operating expenses	$(621,992)	$(411,354)	$(2,272,144)	$(1,486,789)

Product development	$(253,448)	$(173,284)	$(881,826)	$(670,606)
Share-based compensation	83,906	55,726	289,553	210,840
Depreciation and amortization	12,647	11,446	49,225	46,790
Loss on disposal of property and equipment	198	379	884	308

Non-GAAP product development	$(156,697)	$(105,733)	$(542,164)	$(412,668)

Sales and marketing	$(328,576)	$(185,231)	$(1,109,670)	$(624,832)
Share-based compensation	9,273	6,416	36,627	26,720
Depreciation and amortization	1,095	1,188	4,152	4,444
Loss (gain) on disposal of property and equipment	(3)	95	(2)	523

Non-GAAP sales and marketing	$(318,211)	$(177,532)	$(1,068,893)	$(593,145)

General and administrative	$(159,420)	$(118,164)	$(579,203)	$(436,250)
Share-based compensation	20,352	17,674	70,952	60,148
Depreciation and amortization	4,147	3,167	15,664	12,169
Loss on disposal of property and equipment	280	106	1,688	177
Acquisition-related and other costs	3,543	1,260	7,482	9,739

Non-GAAP general and administrative	$(131,098)	$(95,957)	$(483,417)	$(354,017)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		YEAR ENDED
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Cost of revenue	$3,505	$2,028	$11,316	$7,714
Product Development	12,647	11,446	49,225	46,790
Sales and Marketing	1,095	1,188	4,152	4,444
General and Administrative	4,147	3,167	15,664	12,169
Amortization of acquired customer assets	1,077	890	3,855	4,481

Total depreciation and amortization	$22,471	$18,719	$84,212	$75,598

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